GULFSTREAM INTERNATIONAL GROUP COMPLETES A
SERIES OF PRIVATE FINANCINGS

Balance Sheet Strengthened With Over $4.5 Million of Financing Transactions

FORT LAUDERDALE, FL., June 3, 2010 -- Gulfstream International Group, Inc. ("Gulfstream") (NYSE Amex: GIA) announced today that on May 27, 2010 it completed the sale of an additional 20,300 shares of Series A Convertible Preferred Stock, resulting in gross proceeds of $203,000.  This financing supplemented the initial closing on March 31, 2010 of 118,500 shares of Series A Convertible Preferred stock, for total gross proceeds of $1,185,000.  Jesup & Lamont, Inc. served as placement agent for the transaction. The terms of the Series A Convertible Preferred Stock transactions were included in Gulfstream's Form 8-K filed with the Securities and Exchange Commission on April 5, 2010.

The convertible preferred stock transactions, together with other financing transactions completed by Gulfstream, bring total capital raised or converted to equity in 2010 to more than $4.5 million.  In addition to the $203,000 described above, as disclosed in our Form 10-Q for the quarter ended March 31, 2010, filed with the Securities and Exchange Commission on May 17, 2010, financing transactions completed during 2010 include the following:

•	Agreement for the conversion of $1,453,100 of subordinated notes issued on October 7, 2009 into preferred stock of the Company that is convertible to common stock at current market prices;
•	Sale of $185,300 of common stock and warrants on January 29, 2010;
•	Sale of $1,000,000 of Senior Secured Notes on February 26, 2010;
•	Receipt of $500,000 loan from a strategic industry partner on March 10, 2010; and
•	Sale of $1,185,000 of Series A Convertible Preferred Stock completed on March 31, 2010.

David Hackett, President and Chief Executive Officer of Gulfstream International Group, Inc. commented “We are pleased to complete these transactions, which represents the latest in a series of steps we have taken to enhance the Company’s financial position and expedite our growth. We recognize the opportunities provided to Gulfstream by the continued consolidation of the airline industry and want to ensure that we have the appropriate resources to take advantage of these opportunities on a timely basis.”

About Gulfstream International Group, Inc.

Gulfstream is a regional air carrier based in Fort Lauderdale, Florida, operating for 20 years. The Company specializes in providing travelers with access to niche locations not typically covered by major carriers. Gulfstream International Airlines, Inc. operates approximately 150 scheduled flights per day, serving nine destinations in Florida, ten destinations in the Bahamas, five destinations from Cleveland under the Department of Transportation's Essential Air Service Program and charter service to Cuba and the Bahamas. For more information on the company, visit the company's website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: its business strategy; its value proposition; the market opportunity for its services, including expected demand for its services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expenses to its customers; certain projected financial obligations; estimates regarding capital requirements; and any other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions, are forward-looking statements. These statements relate to future events or future financial performance and only reflect management's expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in its relationships with employees or code share partners; availability and cost of funds for financing new aircraft and the ability to profitably manage its existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and its operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management's current expectations are contained in Gulfstream's filings with the Securities and Exchange Commission, including Part I, Item 1A, "Risk Factors," of its Annual Report on Form 10-K for the year ended December 31, 2009.

Contact:
Gulfstream International Group, Inc.
Corporate:
Robert M. Brown, Chief Financial Officer
954-985-1500 (x236)
www.gulfstreamair.com

Strategic Growth International, Inc.
www.sgi-ir.com
Investor Relations:
Stan Altschuler
saltschuler@sgi-ir.com

Richard Cooper
rcooper@sgi-ir.com
212-838-1444